                                  ----------------------------------------------
                                  CEDAR SHOPPING CENTERS, INC. [GRAPHIC OMITTED]
                                  ----------------------------------------------
FOR IMMEDIATE RELEASE

Contact Information:                        Investors/Media:
Cedar Shopping Centers                      Stephanie Carrington / Jason Rando
Leo Ullman, President                       The Ruth Group
(516) 944-4525                              (646) 536-7017/7025
lsu@cedarshoppingcenters.com                scarrington@theruthgroup.com
                                            jrando@theruthgroup.com

          CEDAR SHOPPING CENTERS ANNOUNCES SECOND QUARTER 2005 RESULTS

Port Washington, New York - August 3, 2005 - Cedar Shopping Centers, Inc. (NYSE:
CDR) a real estate investment trust focused on supermarket-anchored shopping centers and drug store-anchored convenience centers today announced results for its second quarter ended June 30, 2005.

SECOND QUARTER 2005 HIGHLIGHTS
------------------------------

   o QUARTERLY REVENUES WERE $17.0MILLION, UP 34.9% FROM 2004 AND SIX MONTH REVENUES OF $33.6 MILLION UP 40.4% FROM 2004

   o FUNDS FROM OPERATIONS (FFO) OF $0.23 PER SHARE ON A FULLY DILUTED BASIS O TOTAL ASSETS INCREASED TO $655 MILLION COMPARED TO $537 MILLION AT DECEMBER 31, 2004

   o THE COMPANY ACQUIRED 25 PRIMARILY DRUG STORE-ANCHORED PROPERTIES FOR AN AGGREGATE PURCHASE PRICE OF APPROXIMATELY $89.3 MILLION

   o  THE COMPANY CURRENTLY HAS 15 PROPERTIES UNDER CONTRACT FOR ACQUISITION

   o  SEVERAL LEASES HAVE BEEN SIGNED FOR THE REDEVELOPMENT PROPERTIES

   o IN APRIL 2005, THE COMPANY COMPLETED A COMMON STOCK OFFERING OF 2,990,000 SHARES AT $13.80 PER SHARE AND A PREFERRED STOCK OFFERING OF 1,200,000 SHARES AT $26.00 PER SHARE FOR TOTAL NET PROCEEDS OF $70.5 MILLION


FINANCIAL AND OPERATING RESULTS
-------------------------------

Cedar reported total revenue for the second quarter of 2005 of $17.0 million as compared to $12.6 million for the second quarter 2004, an increase of 34.9%.

Net income for the second quarter of 2005 was $3.4 million, compared to $1.9 million for the second quarter of 2004. Net income applicable to common shareholders for the quarter ended June 30, 2005 was $1.5 million, or $0.07 per share, compared to $1.9 million, or $0.12 per share. The weighted average number of shares of common stock outstanding during the second quarter 2005 was 22.2 million compared to 16.5 million during the corresponding quarter of 2004.

Funds from operations ("FFO") for the second quarter of 2005 increased by 28.9% to $5.5 million ($0.23 per share/OP Unit), from $4.3 million ($0.25 per share/ OP Unit) for the corresponding quarter of 2004. The average number of shares of common stock/OP Units outstanding during the second quarter of 2005 was 23.4 million compared to 16.9 million during the corresponding quarter of 2004.

Net cash flows provided by operating activities increased to $8.4 million for the six months ended June 30, 2005, compared with $7.6 million for the corresponding period of 2004.

The Company's total assets as of June 30, 2005 were $655 million compared to $537 million as of December 31, 2004.

As of June 30, 2005, Cedar had drawn $43.4 million on its credit facility; $96.6 million remained available under it's facility as of that date. As of June 30, 2005, the Company's pro rata share of debt to total market capitalization (including preferred stock) was 36.0%.

The Company's total revenues for the six months ended June 30, 2005 increased 40.4% to $33.6 million from $23.9 million for the same period in 2004. The Company's net income for the six months ended June 30, 2005 was $6.1 million, compared to $3.2 million for the same period in 2004. Net income applicable to common shareholders for the six months ended June 30, 2005 was $2.8 million, or $0.14 per share, compared to $3.2 million, or $0.20 per share, for the same period last year. The weighted average number of shares of common stock outstanding during the six months ending June 30, 2005 was 20.8 million compared to 16.5 million during the corresponding period of 2004.

Leo Ullman, CEO of Cedar Shopping Centers, stated, "We are pleased to report solid revenue growth, as well as the expansion of our operating portfolio with the addition of 25 primarily drug store-anchored properties. We also continued to enhance our acquisition pipeline with 15 properties under contract. Our redevelopment activities are progressing ahead of schedule and we have made substantial leasing progress at several redevelopment projects including the Camp Hill Shopping Center and at our Hershey ground up development."

Tom O'Keeffe, CFO, noted, "We strengthened our balance sheet in the second quarter with the April equity offering. The pending acquisitions combined with the lease up activities at our redevelopment properties will favorably impact our revenue growth in the second half of 2005."

PROPERTY PORTFOLIO
------------------

At June 30, 2005, the Company has a portfolio of 58 properties, mostly supermarket-anchored community shopping centers, as well as drug store-anchored convenience centers, located in seven states, with approximately 5.7 million square feet of GLA.

Occupancy for the portfolio as of June 30, 2005, including the various redevelopment properties, was approximately 90%; excluding the redevelopment properties, the occupancy level was approximately 95%.

NEW LEASES
----------

Annual base rents, excluding tenant reimbursements, for leases that have been signed and for which the tenants have not yet occupied their premises at properties owned at June 30, 2005, presently amount to approximately $4.4 million and represent approximately 286,000 square feet. Revenues from these leases are expected to commence on the following schedule:


                                             ANNUALIZED
QUARTER ENDING                                BASE RENT
----------------------------               ----------------

September 30, 2005                     $         1,579,000
December 31, 2005                                2,130,000
June 30, 2006                                      706,000
                                           ----------------
                                       $         4,415,000
                                           ================


After giving effect to such new leases, the occupancy rate for the portfolio of properties held as of June 30, 2005 would have increased from 90% to approximately 94%.

REDEVELOPMENT AND DEVELOPMENT ACTIVITIES
----------------------------------------

As of June 30, 2005, the Company had four retail properties under redevelopment that are expected to total approximately 720,000 square feet and one ground-up development project that is expected to total approximately 91,000 square feet.

The largest of these projects is the Camp Hill Shopping Center redevelopment in Camp Hill, Pennsylvania. As recently announced, leasing for the center has been substantially completed. Phase 2 of the project is scheduled to be delivered in September 2005 and the final phase is scheduled to be completed in mid 2006. Upon completion, the property will be approximately 500,000 square feet.

At the Company's property in Hamburg, Pennsylvania, a new 57,000 sq. ft. Redner's supermarket opened its doors during the quarter, replacing a vacant Ames store. At the Carbondale Center, a new Peebles department store of 18,000 square feet and an 11,000 sq. ft. Dollar Tree opened during the quarter, taking up most of a vacant 50,000 sq. ft. Ames store. The Company's ground-up development property, anchored by a 65,000 sq. ft. Giant supermarket has been substantially leased up with leases at or above projections, and is expected to open substantially on schedule and on budget during the fourth quarter of 2005.

ACQUISITION ACTIVITIES
----------------------

During the second quarter of 2005, the Company acquired 25 properties consisting primarily of drug store-anchored convenience strip centers in Ohio, Pennsylvania, New York and Connecticut for approximately $89.3 million. Ten of the properties are anchored by Discount Drug Mart; eight of the properties are net leased to single tenants. The properties represent approximately 715,000 sq. ft. of gross leasable area.

PENDING ACQUISITIONS
--------------------

During the second quarter of 2005, the Company announced the following pending acquisitions of properties:

   o On May 11, 2005, the Company announced that it had entered into an agreement to purchase a portfolio of four redevelopment properties located in Pennsylvania and Michigan for approximately $24.0 million. The properties represent 430,000 sq. ft. of gross leasable area.

   o On June 28, 2005, the Company announced that it had completed due diligence and the contract had become non-cancelable for the pending acquisition of the previously-announced portfolio of eight supermarket-anchored properties in Virginia and Pennsylvania. The aggregate purchase price of the properties is approximately $95.0 million, representing 575,000 sq. ft. of gross leasable area.

Subsequent to the second quarter, the Company has announced the following acquisitions:

   o On July 11, 2005, the Company announced that it had entered into a contract to acquire the multi-anchored Trexler Mall in Trexlertown, Pennsylvania. The purchase price will be approximately $33.0 million, representing 340,000 sq. ft. of gross leasable area

   o On July 14, 2005, the Company announced that it had completed due diligence to acquire a supermarket-anchored shopping center known as "The Shops at Suffolk Downs" located in Revere, Massachusetts. The property represents 123,000 sq. ft. of gross leasable area.

   o On July 22, 2005, the Company announced the contract to purchase the Oakland Mills Shopping Center in Columbia, Maryland, a supermarket-anchored 58,000 sq. ft. of gross leasable area. The purchase price will be approximately $8.0 million.


FINANCING ACTIVITIES
--------------------

In April 2005, Cedar completed add-on stock offerings of 2,990,000 shares of common stock at $13.80 per share and 1,200,000 shares of preferred stock at $26.00 per share for total net proceeds of $70.5 million. The Company used the net proceeds to reduce amounts outstanding under its floating rate revolving credit facility. The credit facility in turn is expected to be available to fund redevelopment and acquisition costs.

DISTRIBUTIONS
-------------

On August 1, 2005, the Board of Directors approved the payment of a dividend of $0.225 (22.5 cents) per share of the Company's Common Stock on August 22, 2005, payable to shareholders of record as of the close of business on August 12, 2005.

The Company also at that time approved payment of a dividend of $0.5546875 (55.46875 cents) per share on the Company's 8-7/8% Series "A" Cumulative Redeemable Preferred Stock, payable on August 22, 2005, to shareholders of record as of the close of business on August 12, 2005.

EARNINGS CONFERENCE CALL
------------------------

Management will host a conference call on Thursday, August 4 at 11:15 AM (EDT). A live web cast of the conference call will be available on-line on the Company's corporate website at www.cedarshoppingcenters.com. The dial-in numbers are (866) 700-0161 for domestic callers and (617) 213-8832 for international callers, please use pass code 90054573 when dialing in. After the live web cast, the call will remain available on the Company's website through August 17, 2005. In addition, a telephonic replay of the call will be available until August 11, 2005. The replay dial-in numbers are (888) 286-8010 for domestic callers and
(617) 801-6888 for international callers. Please use pass code 54762067 for the telephonic replay.

ABOUT THE COMPANY
-----------------

Cedar Shopping Centers, Inc. is a self-managed real estate investment trust, which has realized substantial growth in assets and shareholder value since its public offering in October 2003. The Company presently owns and operates 58 primarily community supermarket-anchored shopping centers and drug store-anchored convenience centers with approximately 5.7 million square feet of gross leasable area, located in Pennsylvania, New Jersey, Massachusetts, Maryland, New York, Connecticut and Ohio.

FORWARD-LOOKING STATEMENTS
--------------------------

Statements made or incorporated by reference in this press release include certain "forward-looking statements." Forward-looking statements include, without limitation, statements containing the words "anticipates", "believes", "expects", "intends", "future", and words of similar import which express the Company's belief, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company's control. Certain factors that might cause such a difference include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company's market areas in particular; the financial viability of the Company's tenants; the continuing availability of shopping center acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels; the Company's potential inability to realize the level of proceeds from property sales as initially expected; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to refinance debt obligations when due.

NON-GAAP FINANCIAL MEASURES - FFO
---------------------------------

Funds From Operations ("FFO") is a widely-recognized measure of REIT. The Company computes FFO in accordance with the "White Paper" on FFO published by the National Association of Real Estate Investment Trusts ("NAREIT"), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are computed to reflect FFO on the same basis. In computing FFO, the Company does not add back to net income applicable to common shareholders the amortization of costs incurred in connection with its financing or hedging activities, or depreciation of non-real estate assets, but does add back to net income applicable to common shareholders those items that are defined as "extraordinary" under GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income applicable to common shareholders (determined in accordance with GAAP) as an indication of the Company's performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. FFO is not necessarily indicative of cash available to fund ongoing cash needs. The following table sets forth the Company's calculations of FFO for the three and six months ended June 30, 2005 and 2004:

----------------------------------------------------------------------------------------------------------------
                                            Three months ended June 30,          Six months ended June 30,
                                          ---------------------------------  -----------------------------------
                                                2005            2004               2005              2004
                                          ---------------------------------  -----------------------------------
Net income applicable to common
 shareholders                                  $ 1,466,000     $ 1,903,000         $ 2,820,000      $ 3,246,000
Add (deduct):
 Depreciation and amortization                   4,171,000       2,506,000           7,901,000        4,698,000
 Limited partners' interest                         82,000          53,000             114,000           89,000
 Minority interests                                353,000         416,000             643,000          584,000
 Minority interests' share of FFO                 (588,000)       (625,000)         (1,124,000)        (995,000)
                                          ---------------------------------  -----------------------------------
Funds from operations                          $ 5,484,000     $ 4,253,000        $ 10,354,000      $ 7,622,000
                                          =================================  ===================================

FFO per common share (assuming
 conversion of OP Units)                            $ 0.23          $ 0.25              $ 0.48           $ 0.45
                                          =================================  ===================================

Average number of common shares:
Shares used in determination of
 earnings per share                             22,175,000      16,456,000          20,763,000       16,456,000
Additional shares assuming conversion
 of OP Units                                     1,230,000         454,000             842,000          447,000
                                          ---------------------------------  -----------------------------------
Shares used in determination of
 FFO per share                                  23,405,000      16,910,000          21,605,000       16,903,000
                                          =================================  ===================================
----------------------------------------------------------------------------------------------------------------

                          CEDAR SHOPPING CENTERS, INC.
                           Consolidated Balance Sheets

                                                                          June 30,
                                                                            2005               December 31,
                                                                         (unaudited)              2004
                                                                       ----------------     ------------------
Assets
 Real estate:
  Land                                                              $      117,784,000     $       97,617,000
  Buildings and improvements                                               523,431,000            423,735,000
                                                                       ----------------     ------------------
                                                                           641,215,000            521,352,000
  Less accumulated depreciation                                            (23,287,000)           (16,027,000)
                                                                       ----------------     ------------------
 Real estate, net                                                          617,928,000            505,325,000

 Cash and cash equivalents                                                   7,105,000              8,457,000
 Cash at joint ventures and restricted cash                                  6,469,000              7,105,000
 Rents and other receivables, net                                            7,299,000              4,483,000
 Other assets                                                                5,159,000              2,379,000
Deferred charges, net                                                       11,097,000              9,411,000
                                                                       ----------------     ------------------
Total assets                                                        $      655,057,000     $      537,160,000
                                                                       ================     ==================

Liabilities and shareholders' equity
 Mortgage loans payable                                             $      245,117,000     $      180,430,000
 Secured revolving credit facility                                          43,400,000             68,200,000
 Accounts payable, accrued expenses, and other                               8,629,000              9,012,000
 Unamortized intangible lease liabilities                                   23,941,000             25,227,000
                                                                       ----------------     ------------------
Total liabilities                                                          321,087,000            282,869,000
                                                                       ----------------     ------------------

Minority interests                                                          11,929,000             11,995,000
Limited partners' interest in Operating Partnership                         21,899,000              6,542,000

Shareholders' equity:
 Preferred stock ($.01 par value, $25.00 per share
  liquidation value, 5,000,000 shares authorized, 3,550,000
  and 2,350,000 shares issued and outstanding)                              88,750,000             58,750,000
 Common stock  ($.06 par value, 50,000,000 shares
  authorized, 22,341,000 and 19,351,000 shares issued
  and outstanding)                                                           1,340,000              1,161,000
 Treasury stock  (366,000 and 339,000 shares, at cost)                      (4,292,000)            (3,919,000)
 Additional paid-in capital                                                256,234,000            215,271,000
 Cumulative distributions in excess of net income                          (41,700,000)           (35,139,000)
 Accumulated other comprehensive income (loss)                                 (78,000)              (165,000)
 Unamortized deferred compensation plans                                      (112,000)              (205,000)
                                                                       ----------------     ------------------
Total shareholders' equity                                                 300,142,000            235,754,000
                                                                       ----------------     ------------------
Total liabilities and shareholders' equity                          $      655,057,000     $      537,160,000
                                                                       ================     ==================

                          CEDAR SHOPPING CENTERS, INC.
                        Consolidated Statements of Income
                                   (unaudited)

                                                          Three months ended June 30,            Six months ended June 30,
                                                   -------------------------------------   ------------------------------------
                                                           2005              2004                2005               2004
                                                      ---------------   ----------------    ---------------    ---------------
Revenues:
 Rents                                             $    13,685,000    $       9,939,000    $      26,534,000   $      18,748,000
 Expense recoveries                                      3,218,000            2,575,000            6,891,000           4,935,000
 Other                                                     144,000              126,000              144,000             229,000
                                                    ---------------     ----------------      ---------------     ---------------
Total revenues                                          17,047,000           12,640,000           33,569,000          23,912,000
                                                    ---------------     ----------------      ---------------     ---------------

Expenses:
 Operating, maintenance and management                   2,545,000            2,657,000            6,572,000           5,397,000
 Real estate and other property-related taxes            1,915,000            1,244,000            3,390,000           2,344,000
 General and administrative                              1,197,000              985,000            2,166,000           1,627,000
 Depreciation and amortization                           4,188,000            2,592,000            7,931,000           5,067,000
                                                    ---------------     ----------------      ---------------     ---------------
Total expenses                                           9,845,000            7,478,000           20,059,000          14,435,000
                                                    ---------------     ----------------      ---------------     ---------------

Operating income                                         7,202,000            5,162,000           13,510,000           9,477,000

Non-operating income and expense:
 Interest expense                                       (3,144,000)          (2,575,000)          (6,281,000)         (5,099,000)
 Amortization of deferred financing costs                 (230,000)            (242,000)            (436,000)           (489,000)
 Interest income                                            27,000               27,000               32,000              30,000
                                                    ---------------     ----------------      ---------------     ---------------
Total non-operating income and expense                  (3,347,000)          (2,790,000)          (6,685,000)         (5,558,000)
                                                    ---------------     ----------------      ---------------     ---------------

Income before minority and limited partners'
 interests                                               3,855,000            2,372,000            6,825,000           3,919,000
 Minority interests                                       (353,000)            (416,000)            (643,000)           (584,000)
 Limited partners' interest                                (82,000)             (53,000)            (114,000)            (89,000)
                                                    ---------------     ----------------      ---------------     ---------------

Net income                                               3,420,000            1,903,000            6,068,000           3,246,000

Preferred distribution requirements                     (1,954,000)                   -           (3,248,000)                  -
                                                    ---------------     ----------------      ---------------     ---------------

Net income applicable to common shareholders       $     1,466,000    $       1,903,000    $       2,820,000   $       3,246,000
                                                    ===============     ================      ===============     ===============
Per common share (basic and diluted)               $          0.07    $            0.12    $            0.14   $            0.20
                                                    ===============     ================      ===============     ===============

Dividends to common shareholders                   $     5,027,000    $       3,703,000    $       9,381,000   $       6,335,000
                                                    ===============     ================      ===============     ===============
Per common share                                   $         0.225    $           0.225    $           0.450   $           0.385
                                                    ===============     ================      ===============     ===============

Average number of common shares outstanding             22,175,000           16,456,000           20,763,000          16,456,000
                                                    ===============     ================      ===============     ===============

                          CEDAR SHOPPING CENTERS, INC.
                      Consolidated Statements of Cash Flows
                                   (unaudited)

                                                                           Six months ended June 30,
                                                                   ----------------------------------------
                                                                           2005                 2004
                                                                      ---------------      ----------------
Cash flow from operating activities:
 Net income                                                         $       6,068,000     $       3,246,000
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Non-cash provisions:
   Minority interests                                                         271,000               179,000
   Limited partners' interest                                                 114,000                89,000
   Straight-line rents                                                       (934,000)             (645,000)
   Depreciation and amortization                                            8,367,000             5,556,000
   Amortization of intangible lease liabilities                            (1,844,000)             (976,000)
   Other                                                                       93,000               (87,000)
 Increases/decreases in operating assets and liabilities:
  Joint venture cash                                                        (157,000)              142,000
  Rents and other receivables                                             (1,882,000)              461,000
  Other assets                                                            (1,143,000)             (374,000)
  Accounts payable and accrued expenses                                     (597,000)              (38,000)
                                                                      ---------------      ----------------
Net cash provided by operating activities                                  8,356,000             7,553,000
                                                                      ---------------      ----------------

Cash flow from investing activities:
 Expenditures for real estate and improvements                           (94,128,000)          (53,042,000)
 Other                                                                       889,000              (713,000)
                                                                      ---------------      ----------------
Net cash (used in) investing activities                                  (93,239,000)          (53,755,000)
                                                                      ---------------      ----------------

Cash flow from financing activities:
 Line of credit, net                                                     (24,800,000)           58,000,000
 Proceeds from public offerings                                           70,521,000                     -
 Proceeds from mortgage financings                                        53,363,000               723,000
 Mortgage repayments                                                      (1,197,000)           (6,650,000)
 Distributions to minority interest partners                                (337,000)             (475,000)
 Distributions to limited partners                                          (204,000)             (172,000)
 Preferred distribution requirements                                      (3,273,000)                    -
 Distributions to common shareholders                                     (9,381,000)           (6,335,000)
 Deferred financing costs                                                 (1,161,000)           (1,482,000)
                                                                      ---------------      ----------------
Net cash provided by financing activities                                 83,531,000            43,609,000
                                                                      ---------------      ----------------

Net (decrease) in cash and cash equivalents                               (1,352,000)           (2,593,000)
Cash and cash equivalents at beginning of period                           8,457,000             6,154,000
                                                                      ---------------      ----------------
Cash and cash equivalents at end of period                         $       7,105,000     $       3,561,000
                                                                      ===============      ================

Supplemental disclosure of cash activities:
 Interest paid (including capitalized interest of
  $1,249,000 and $63$,000)                                                 7,371,000     $       5,522,000
                                                                      ===============      ================
Supplemental disclosure of non-cash investing and
 financing activities:
 Purchase accounting adjustments                                    $       1,887,000    $        5,354,000
                                                                      ===============      ================
Assumption of mortgage loans payable                                $      11,003,000    $        9,993,000
                                                                      ===============      ================